Exhibit 10.13

***                           CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT (INDICATED BY ASTERISKS) HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT UNDER 17 C.F.R. SECTIONS 200.80(B)(4), 200.83 AND 230.406.

AMENDED AND RESTATED AGREEMENT

THIS AMENDED AND RESTATED AGREEMENT (“Agreement”) is dated December 31, 1998 and is between QVC, Inc., a Delaware corporation with its principal place of business at Studio Park, 1200 Wilson Drive, West Chester, PA 19380 (“QVC”) and DOLPHIN ACQUISITION CORP., a California corporation d/b/a BARE ESCENTUALS, with its principal place of business at 600 Townsend, Suite 329E, San Francisco, CA 94103 (the “Company”).

Background

A. QVC and its affiliates promote, market, sell and distribute consumer products throughout the United States and elsewhere in the world by various means and media, including without limitation, televised shopping programs (“Programs”).

B. The Company manufactures and/or controls all rights of distribution, and sale with respect to various health and beauty products, including, without limitation, cosmetics, color and treatment products, bath products, body lotions, hair care products, fragrances, combs, bags, continuity and other skin care products, (all health and beauty products, whether now in existence or developed hereafter by Company, collectively, the “Products”). For greater certainty, the term Products shall not include apparel and the decorative items for the home sold by the Company (e.g., vases).

C. QVC and the Company are parties to an Agreement dated February 3, 1998 (the “Prior Agreement”) pursuant to which the Company granted certain rights to QVC with respect to the Products and provided for Leslie Blodgett, a representative of the Company, to appear on certain Programs to assist in such promotion.

D. The Company and QVC wish hereby to amend and restate the Prior Agreement in its entirety.

Covenants

In consideration of the mutual promises and undertakings set forth herein, and intending to be legally bound hereby, the parties agree as follows:

1. License Rights.

(a) Grant of Rights. Subject to the terms and conditions of this Agreement, the Company hereby grants to QVC and its affiliates the following rights (collectively, the “License Rights”):

(1) Exclusive Rights. Subject to Sections 1 (c), 1 (d), 1 (h) and 3 (a) (ii), the exclusive right to promote, advertise, market, sell and distribute (collectively, “Promote”) the Products through all means and media in the United States, its territories and possessions, the

Caribbean, Canada, Mexico, the United Kingdom, Germany and Japan (the “Territory”) and to the use of the Retail Customer List (as that term is defined in Section 5(a) hereof).

(2) Non-Exclusive Rights. The non-exclusive right to Promote the Products in all other countries not covered by subsection 1 (a) (1) through Direct Response Television (as defined in Section 7) provided that QVC or its affiliates has/have an equity interest, directly or, indirectly, in the person or entity offering the Product for sale to such country. In addition, QVC shall not be deemed to be in breach of this Agreement if QVC or its affiliates fulfill orders outside of the Territory based on offerings made within the Territory by QVC or its affiliates including, without limitation, sales that may result from satellite transmissions received outside the Territory.

(3) Use of Trademarks. The right to publish, copy, reproduce, transmit and otherwise use all trademarks, trade names and logos owned or controlled by the Company with respect to the Products, whether now in existence or developed hereafter, including, without limitation, the trademark BAREMINERALS COSMETICS™ (collectively, the “Trademarks”) to Promote the Products hereunder.

(4) Use of Endorsement. The right to use the name, likeness, voice, performance, signature, photograph, film and/or footage (collectively, the “Endorsement”) of the Spokesperson (as that term is defined in Section 4(a) hereof) to Promote the Products hereunder.

(5) Use of Promotional Materials. The right, to publish, copy, reproduce, transmit, and otherwise use any and all artwork, graphics, photographs and other promotional materials which the Company has developed with respect to the Products, the Trademarks and the Endorsement (collectively, “Promotional Materials”), copies of which shall be made available to QVC upon request. QVC shall not alter the Promotional Materials without the prior written consent of the Company, which consent shall not be unreasonably withheld. If the Company does not respond within seven (7) days to any written request by QVC to alter the Promotional Material, such request shall be deemed approved.

(b) 800 Number. On or before January 1, 1999, the Company shall assign to QVC, all of its right, title and interest in and to the toll free telephone number (l-800-227-3990) (the “800 Number”). Upon the expiration or termination of QVC’s rights to sell Products pursuant to this Agreement, QVC will assign to the Company all of its right, title and interest in and to the 800 Number within thirty (30) days after receipt of written request from the Company to QVC.

(c) Certain Retail Channels. The Company shall retain the right to Promote the Products via (i) the Company’s own boutiques, (ii) the Company’s wholesale distribution network for supplying hotels and motels and (iii) Prestige Retail Channels. For purposes of this Agreement, “Prestige Retail Channels” shall mean traditional department (e.g., J.C. Penney) and specialty stores, specialty boutiques and beauty salons, but shall exclude all other retail channels of distribution, including, without limitation, discount stores, drugstores, warehouse stores, superstores and retail outlet stores.

(d) Infomercial Rights.

(1) Generally. Notwithstanding the terms of Section 1 (a) (1), the Company shall have the right to Promote the Products via Infomercials (as that term is defined in Section 1 (d) (4)) (“Infomercial Rights”) subject to the terms of this Section l(d).

(2) Right of First Offer. The Company may not, directly or indirectly, either by itself or in participation with any other person or entity, market or distribute or otherwise grant to any other person or entity the right to market or distribute any of the Products in the Territory via Infomercials, unless the Company first offers such rights to QVC. Such offer shall include the principal terms of the proposed offer. QVC shall have a period of 30 days from the date of its receipt of such offer to accept or reject the Infomercial Rights. If QVC rejects such offer, then the Company may offer the Infomercial Rights to any person or entity on terms no more favorable than those offered to QVC. If QVC accepts such offer, then QVC will exercise such rights in accordance with and subject to the terms and conditions of this Agreement and in accordance with the terms set forth in the offer to QVC.

(3) Right of First Refusal. If QVC rejects or fails timely to accept the Company’s offer of Infomercial Rights, then the Company may grant such rights to any third party; provided, however, that the Company shall give QVC not less than 30 days prior notice of any bona fide third-party offer for the Infomercial Rights (including all pertinent details of such offer), during which period QVC may match such offer. If QVC matches any bona fide third-party offer for the Infomercial Rights, then the Company shall grant the Infomercial Rights to QVC and QVC will exercise such rights in accordance with the terms of this Agreement and such offer.

(4) Infomercial Defined. For purposes of this Agreement, an “Infomercial” shall mean a pre-recorded television program of at least 28 minutes in length but no more than 60 minutes in length, intended or designed to be aired multiple times and on more than one channel, through which a consumer is requested to purchase any product by mail, telephone or other electronic means. Televised electronic retailing programs of the kind customarily aired by QVC’s televised shopping channel shall not constitute Infomercials.

(5) Failure to Exercise Rights. If QVC fails to exercise its Infomercial Rights in accordance with this paragraph, then the Company shall, as its sole remedy, be free to market and distribute such rights in accordance with the offer which (i) QVC failed to accept or (ii) accepted but failed to perform.

(e) Exclusivity. Subject to the terms and conditions of this Agreement, the rights granted pursuant to Section 1(a)(1) hereof shall be exclusive to QVC. Without limiting the generality of the foregoing sentence (and subject to the Company’s rights under Sections 1(c) and (d), 1 (h), and 3 (a) (ii) hereof), so long as such rights shall be held exclusively by QVC, the Company shall not, without QVC’s prior written consent: (i) directly or indirectly, either by itself or in participation with any other person or entity, engage in marketing or distribution (by any means or medium) of any of the Products or any other products so similar in design, composition, content or function to the Products as to be likely to compete directly with the Products for sales in the Territory (“Competing Products”), (ii) license or otherwise grant the right to any other person or entity to engage in marketing or distribution (by any means or medium) of any of the Products or any Competing Products in the Territory, or (iii) sell the Products or Competing Products to any other person or entity for distribution or resale in the Territory.

(f) Exercise of Rights; Disclaimer. The parties acknowledge that QVC intends to initiate marketing and distribution of the Products via airings of Programs and other direct mailing methods. QVC may exercise such other of the License Rights as it shall determine in the reasonable exercise of its business judgment. Failure by QVC to exercise any particular right granted hereunder shall not constitute a breach of this Agreement. QVC makes no representations regarding (i) the particular Products (and the quantities thereof), if any, that will be offered for sale by QVC and its affiliates, (ii) the number of times, if any, that Products will be featured on any Program or otherwise offered for sale by QVC and its affiliates, (iii) the channels through which QVC and its affiliates may Promote any Product, (iv) the geographic markets in which QVC and its affiliates may Promote any Product, or (v) the amount, if any, of revenue that may be generated from such sales. QVC may, but shall not be required to, promote the Company’s retail boutiques within the Programs. Notwithstanding the foregoing, QVC shall exercise any Informercial Rights in accordance with the terms of the offer of such rights as provided in section 1 (d) hereof.

(g) License of Intellectual Property. This Agreement shall be deemed to constitute an executory contract under which the Company is a licensor of intellectual property, as to which QVC may make an election under Section 365(n) of the United States Bankruptcy Code, 11 U.S.C. §365(n).

(h)  Non-Competitive Products.

(1) Notwithstanding the terms of Section 1 (a) (1), the Company shall have the right, subject to the terms of this Section 1 (h), to Promote new lines of products (i.e., a line of consumer goods that does not exist as of the date of this Agreement but is considered Products as defined in this Agreement and which is not later offered for sale by QVC hereunder) which are not competitive with any then existing Products being offered by QVC and which do not use any trademark, servicemark or other identifier of any current or future Products which are subject to the terms of this Agreement including, without limitation, “Bare Escentuals” or “Bare Minerals Cosmetics” (the “Non-Competitive Product Line”).

(2) Right of First Refusal. Upon the development by the Company, or any affiliate, of any Non-Competitive Product Line, the Company shall offer such product to QVC on an exclusive basis, subject to the terms and conditions of this Agreement. Following each such offer, QVC shall have thirty (30) days to make an initial determination of whether it is interested in Promoting such Non-Competitive Product Line. Company shall notify QVC, in writing, upon the expiration of each such thirty (30) day period, and QVC shall have an additional thirty (30) days, following the receipt of each such notice, to decide whether to Promote such Non-Competitive Product Line. In the event that QVC decides to refrain from Promoting any such Non-Competitive Product Line, Company may Promote such product through any means or media other than through

Direct Response Television.

(3) Any dispute under this Section 1(h) shall be submitted to, and determined by, binding arbitration in accordance with the commercial rules, existing at the date thereof, of the American Arbitration Association (“AAA”), except those with respect to the selection of arbitrators. The dispute shall be determined by a single arbitrator mutually appointed by the parties provided the parties agree within ten (10) days from receipt of Notice. Failing such appointment the dispute shall be submitted to three arbitrators, one selected by the Company, one selected by QVC and one selected jointly by the aforementioned arbitrators. Each arbitrator selected must be an attorney and not affiliated with the Company or QVC. The arbitration shall be held in Philadelphia, Pennsylvania. The costs and expenses of the arbitration, including the costs and expenses of the arbitrators, shall be borne by Company and QVC equally, unless the arbitrators determine that another allocation would be more equitable. The award rendered in connection with the arbitration shall be final and binding upon the parties thereto. The prevailing party shall present the award to the United States District Court, Eastern District of Pennsylvania within thirty days of its issuance for judgment on the award pursuant to 9 U.S.C. §§ 1-14. Any motion to vacate, alter or modify the award must be made within fifteen days of its issuance or else such a motion shall be deemed waived. The arbitration proceeding shall be a determination pursuant to 9 U.S.C. §§ 1-14.

2. Products.

(a) Supply.

(i) From time to time, QVC may issue to the Company a consignment order for Products, the current form of which is attached hereto as Exhibit A and incorporated herein by reference (each such consignment order, a “Consignment Order”). Each consignment of Products by QVC shall be made in accordance with the terms of this Agreement and the Consignment Order issued with respect to such Products; provided, however, that notwithstanding anything to the contrary contained in any Consignment Order, QVC shall remit payment to the Company by the 15th day of each month for Products sold and shipped by QVC during the previous month (less any applicable reserves and adjustments). The Company shall maintain sufficient inventories of the Products to fulfill all reasonably foreseeable Consignment Orders in a timely manner without delay or interruption. As promptly as practicable after receipt of each Consignment Order, the Company shall advise QVC of the expected date of shipment of all quantities of the Products so ordered. Notwithstanding the above, Company may, but shall be under no obligation, to supply QVC with the Special Offering Products (as hereinafter defined) or the products set forth on Exhibit “B” attached hereto. The term Special Offering Products shall mean products which the Company offers for sale in its retail channels identified in Section 1 (c) only for not more than four (4) weeks in any one year solely for special events or holidays (e.g., Valentine’s Day).

(ii) Within thirty (30) days after QVC’s receipt of an inventory of Products valued at QVC’s cost in excess of $2,000,000, QVC will advance the Company the sum of $300,000 (the “Advance”) to be applied against future purchases of the consigned Products in accordance with Section (a) (iii) below and the amount Advanced shall be deducted from any amounts due the Company by QVC as set forth below. The Advance shall be subject to increase annually (the “Adjustment”) at the commencement of each Renewal Term (“Commencement Date”) proportionally to any increase in QVC’s sales (valued at QVC’s cost) in accordance with the following formula:

(Actual Sales	x	Current)	-	Current	=	Adjustment
(Base Amount		Advance)		Advance

The amount of any Adjustment will be paid within thirty (30) days after notice from the Company that an Adjustment is due and owing the Company.

For example, if Actual Sales during the Initial Term were $5,000,000 and the Company or QVC did not exercise its right to terminate the Agreement, then the Advance would be increased by $75,000 at the commencement of the first Renewal Term. (($5,000,000 ÷ $4,000,000) x $300,000) - $300,000 = $75,000

For the purposes of this paragraph, the following terms shall have the meanings described below:

(A) “Actual Sales” shall mean the aggregate cost to QVC of all Products sold and shipped by QVC in the United States and not returned, during the one year period immediately preceding the Commencement Date.

(B) “Base Amount” shall mean $4,000,000 for purposes of the first Adjustment and after the first Adjustment the aggregate cost to QVC of all Products sold and shipped by QVC in the United States and not returned, during the year, prior to the year immediately preceding the applicable Commencement Date.

(C) “Current Advance” shall mean the Advance outstanding immediately preceding the Commencement Date.

QVC’s obligation to make Adjustments to the Advance are conditioned on the continued existence of a reliable source of supply of the Products.

(iii) In addition to any other rights QVC may have at law or equity, if upon the earlier of expiration or termination of QVC’s exclusivity or the expiration or termination of this Agreement, the amount Advanced exceeds the amount due and owing the Company, the Company shall, within ten (10) days after demand, repay to QVC an amount equal to such excess amount.

(iv) To secure payment of the Advance and other amounts set forth below, the Company hereby grants QVC a security interest in: (A) all the inventory and supplies consigned by the Company under this Agreement; (B) all after acquired inventory and supplies consigned by the Company under this Agreement; and (C) all proceeds and products of the property described in subparagraphs (A) and (B) above including, without limitation, insurance proceeds (collectively the “Collateral”). The Company shall maintain adequate liability and other insurance including, without limitation, fire insurance on the consigned inventory and name QVC as a lost payee on such policy as QVC’s and the Company’s interest may appear.

(v) In addition to the Advance, the security interest created hereby shall secure reimbursement of QVC for (A) all costs and expenses incurred in collection of all amounts due to QVC; (B) all future Advances, if any, made by QVC and (C) all costs and expenses incurred by QVC to preserve the Collateral including, without limitation, insurance expenses.

(vi) The Company will execute any financing, continuation or termination statements and other documents that QVC may deem necessary and appropriate in connection with the security interest created by this Agreement and the Company hereby irrevocably appoints QVC as the Company’s attorney in fact to execute and file in the Company’s name all documents and instruments which QVC may deem necessary or appropriate to perfect and continue to perfect the security interest in the Collateral created by this Agreement.

(vii) There shall be a “default” for purposes of this Section 2 (a) if (A) the Company fails to pay when due the Advance; (B) Company shall be in default under any other provision of this Agreement which default is not cured within ten (10) days after written notice from QVC to the Company or (C) the Company shall breach or fail and perform any representation, warranty, covenant or agreement contained in this Agreement which is not cured within ten (10) days after written notice from QVC to the Company. Notwithstanding the above, Company shall have no right to cure a breach of Confidentiality (Section 11), Section 5 (b) or the Restrictive Covenant (Section 7). In the event of a default, QVC shall have and may exercise any and all rights of a secured party under the Uniform Commercial Code in force in the Commonwealth of Pennsylvania and any other applicable laws. If, in the enforcement of such rights, QVC shall propose to dispose of all or any portion of the Collateral, the Company agrees that ten (10) days prior written notice, sent to the Company’s place of business shall be adequate and reasonable notice. The Company shall defend, indemnify and hold harmless QVC from any loss, liability, damage or expense which QVC may incur as a result of taking or holding and/or disposing of the Collateral. For purposes of this Section, the right to cure provision contained in Section 10 hereof shall not apply to the exercise of QVC’s rights as a secured party under this Section.

(b) Substantiation. At QVC’s request, the Company shall, at its sole expense, provide to QVC (or its designee) all research and development materials with respect to the Products and subject the Products to all necessary or appropriate quality control procedures, independent consumer and market research and other testing which may be necessary to ensure that the Products fully comply with claims made or to be made about them and all applicable laws, rules and regulations.

3. Term.

(a) Generally.

(i) The initial term of this Agreement (the “Initial Term”) shall commence on the first day of the month following the date hereof and shall expire one year thereafter. Upon the expiration of the Initial Term, this Agreement shall automatically and continually renew for successive additional one-year terms (each, a “Renewal Term,” and the Initial Term and all Renewal Terms being collectively referred to herein as the “Term”), unless (i) either party notifies the other in writing, at least 30 days prior to the end of the Initial Term or any Renewal Term, as the case may be, of its intent, in the case of the Company, to terminate the exclusivity of QVC’s rights hereunder, or in the case of QVC, QVC’s intent to terminate the Agreement, and (ii) Net Sales of Products during the Initial Term or such Renewal Term are less than the Minimum Amount (as such terms are defined in Sections 3(d) and (e) hereof).

(ii) Notwithstanding the foregoing, in the event that (A) Net Sales from the internet or commercial on-line computer services carrying products or services offered by QVC or its affiliates (e.g., the iQVC Service) (the “Internet”) during the Initial Term or any Renewal Term do not equal or exceed the Minimum Internet Amount or (B) Net Sales during the Initial Term or any Renewal Term for QVC or its affiliates located in Mexico, the United Kingdom, Germany and Japan do not equal or exceed the Minimum Country Amount for each such country, the exclusivity with regard to the Internet or any country where QVC fails to acquire the Minimum Country Amount shall terminate, provided that the Company notifies QVC in writing at least thirty (30) days prior to the end of the Initial Term or any Renewal Term, as the case may be, of its intent to terminate the exclusivity rights of QVC with regard to the Internet or any particular country and subject to Section 3 (b) hereof. If the Company terminates QVC’s exclusively with regard to the Internet or any particular country pursuant to that paragraph, QVC will have the non-exclusive right to Promote the Products in accordance with the Agreement during the Initial Term, any Renewal Term and the Non-Exclusive Period (as hereinafter defined).

(b) Right to Cure. Notwithstanding anything to the contrary contained in Section 3(a) hereof, if the Company gives QVC timely notice of its intent to terminate the exclusivity of QVC’s rights due to insufficient Net Sales for the Initial Term or then-current Renewal Term, as the case may be, then QVC may cure such shortfall by purchasing or issuing purchase order(s) (as opposed to Consignment Orders) for Products in quantities which, if sold during such period and added to existing Net Sales for such period, would yield Net Sales equaling or exceeding the applicable minimum amount for such period. In such case, if QVC complies in all material respects with such purchase orders, including payment terms, then such notice of termination shall be deemed rescinded, and QVC shall retain exclusivity in all rights granted pursuant to Section 1(a)(1) hereof. Net Sales derived from Products ordered pursuant to such right to cure shall not be counted toward the applicable minimum amount applicable to the next succeeding Renewal Term. Notwithstanding the foregoing, there shall be no right to cure Minimum Internet Amount and the ability to cure the Minimum Country Amount shall be limited to one time per country during the Term of this Agreement.

(c) Failure to Achieve Minimum Amount. If the Company gives QVC timely notice of its intent to terminate the exclusivity of QVC’s rights due to insufficient Net Sales for the Initial Term or then-current Renewal Term, as the case may be, and QVC fails to exercise its right to cure under Section 3(b) hereof, then the License Rights shall cease being exclusive to QVC as of the end of such period, whereupon QVC may continue to exercise the License Rights on a nonexclusive basis for an additional period of 36 months (the “Non-Exclusive Period”). The

Company shall sell Products to QVC during this Non-Exclusive Period at prices consistent with the prices it charged QVC during the period of exclusivity, subject to increase or decrease for the actual and bona fide direct and indirect costs; provided, however, that in no event shall the indirect cost increase exceed five (5%) percent in any one year period during the Non-Exclusive Period. Company grants to QVC the right to audit Company’s books and records related to such increase, once annually, for the purpose of allowing QVC to verify any such increases, according to the terms set forth in this paragraph. Failure of QVC to achieve any applicable minimum amount in the Initial Term or any Renewal Term shall not constitute a breach of this Agreement.

(d) Minimum Amounts.

(i) For purposes of this Agreement, “Minimum Amount” shall mean (i) *** in the Initial Term, (ii) *** in the first Renewal Term, (iii) *** in the second Renewal Term and (iv) for each succeeding Renewal Term, *** of the Minimum Amount applicable to the preceding Renewal Term.

(ii) For purposes of this Agreement, “Minimum Internet Amount” shall mean (i) *** in the Initial Term, (ii) *** in the first Renewal Term, (iii) *** in the second Renewal Term and (iv) for each succeeding Renewal Term, *** of the Minimum Internet Amount applicable to the preceding Renewal Term.

(iii) For purposes of this Agreement, “Minimum Country Amount” shall mean (i) *** in the Initial Term, (ii) *** in the first Renewal Term, (iii) *** in the second Renewal Term and (iv) for each succeeding Renewal Term, *** of the Minimum Country Amount applicable to the preceding Renewal Term.

(e) Net Sales. For purposes of this Agreement, “Net Sales” shall mean the aggregate revenues received by QVC and its affiliates from sales of the Products worldwide as permitted by this Agreement, less returns, taxes and shipping and handling charges.

4. Appearances and Other Services.

(a) Appearances. If requested by QVC, the Company shall cause Leslie Blodgett or any other mutually agreed spokesperson (the “Spokesperson”) to make at least eight Appearances (as defined below) on Programs during each year of the Term. For purposes of this Agreement, “Appearance” shall mean the personal appearance by the Spokesperson during a one- to three-day period on Programs in which Products may be offered for sale. The Company shall also cause the Spokesperson to appear in promotional announcements promoting her Appearances, at dates and times determined by QVC, subject to the Spokesperson’s reasonable availability. Unless otherwise determined by QVC, all Appearances and promotional announcements shall take place at QVC’s studios in West Chester, Pennsylvania. QVC makes no representations or warranties with respect to the number of Appearances, if any, that it may request the Spokesperson to make. The Company shall bear all costs and expenses incurred by the Spokesperson in connection with all Appearances and promotional announcements. The

***         PORTIONS OF THIS PAGE HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Company acknowledges that each Appearance will be on live, unscripted television and, as a consequence thereof, the Company shall have no prior right of approval over the content of the Spokesperson’s Appearances.

(b) Substitute Spokesperson. QVC and the Company may mutually agree to replace the Spokesperson. Upon the death or disability of the Spokesperson or the failure of the Spokesperson for any other reason to make an Appearance required by this Agreement, the Company shall use its best efforts to provide an alternative Spokesperson satisfactory to QVC.

(c) Compensation. The Company acknowledges (and shall cause the Spokesperson to acknowledge) that the compensation provided to the Spokesperson by the Company is adequate compensation for her Endorsement of the Products, the use of the Endorsement in QVC’s Promotion of the Products and all Appearances and promotional announcements made by the Spokesperson.

(d) Indemnification.

(i) The Company shall defend, indemnify and hold harmless QVC, its affiliates and their respective officers, directors, shareholders, employees, licensees, agents, successors and assigns from and against any and all liabilities and expenses whatsoever, including, without limitation, claims, damages, judgments, awards, settlements, investigations, costs, and attorneys’ fees and disbursements which any of them may incur or become obligated to pay arising out of or resulting from any acts or omissions of the Company or the Spokesperson in connection with the Appearances.

(ii) QVC shall defend, indemnify and hold harmless the Company, its affiliates and their respective officers, directors, shareholders, employees, licensees, agents, successors and assigns from and against any and all liabilities and expenses whatsoever, including, without limitation, claims, damages, judgments, awards, settlements, investigations, costs, and attorneys’ fees and disbursements which any of them may incur or become obligated to pay arising out of or resulting from any representations made by QVC in connection with the Appearances unless such claim is based on information or documents given or supplied to QVC by the Company or its representatives.

(e) Work Made for Hire. The Company grants (and shall cause the Spokesperson to grant), and QVC shall hold the right to, all results and proceeds of the Appearances. To that end, the Company acknowledges (and shall cause the Spokesperson to acknowledge) that the services to be rendered by the Spokesperson hereunder have been specially ordered and commissioned by QVC as a “work made for hire” for the sole and exclusive benefit of QVC.

(f) Other Services. The Company shall, at its sole expense, provide: (i) training (which will occur at the facilities of QVC and its affiliates) for QVC’s telemarketing personnel with respect to the Products as the Company deems reasonably necessary, (ii) photography for packaging and promotional materials as reasonably requested by QVC, (iii) consulting and advisory services with respect to QVC’s efforts to Promote the Products as QVC may request and (iv) such other creative input as QVC may reasonably request.

5. Customer Lists.

(a) Retail Customer List. The Company currently compiles a list of the names, addresses and telephone numbers of persons who purchase the Products in its boutiques or are otherwise targeted by the Company as potential customers of the Products (the “Retail Customer List”). The Company shall provide QVC with a copy of the Retail Customer List immediately upon the execution of this Agreement (and thereafter to the extent it may be updated from time to time). QVC may Promote the Products and other goods to persons on the Retail Customer List and fulfill orders derived thereby during the Term and continuing after the expiration or termination of this Agreement. During the Term, the Company shall not Promote the Products or any other products to persons on the Retail Customer List nor rent, sell, or otherwise make any use of the Retail Customer List nor compile additional names, add to the Retail Customer List or otherwise create or compile lists of such persons or entities. During the Term, the Company shall refer to QVC all inquiries concerning products of the Company, including, without limitation, the Products, received from any person and entity including, without limitation, those persons or entities on the Retail Customer List.

(b) QVC’s Customer List. QVC may compile a list of the names, addresses and telephone numbers of persons who order the Products through it, who are referred to QVC pursuant to Section 5 (a) or are otherwise targeted by or on behalf of it as potential customers of the Products (QVC’s “Customer List”). QVC’s Customer List shall be and remain QVC’s exclusive property. While there is no present intention to share QVC’s Customer List with the Company, to the extent it receives such information, the Company shall not (i) Promote Products or any other goods or services to persons appearing on QVC’s Customer List, (ii) make QVC’s Customer List (or any information contained therein) available to any third parties or (iii) make any other use of QVC’s Customer List (or any information contained therein) without the prior written consent of QVC.

(c) Upon termination of this Agreement including, without limitation, the Non-Exclusive Period, QVC shall return to the Company a copy of the Retail Customer List together with a date of last purchase for all customers appearing on the Retail Customer List.

(d) Notwithstanding the above, Company shall retain the right to maintain a list of customers of the retail channels identified in Section 1 (c) and the right to mail general advertising circulars to customer of such retail channels provided it is done solely for the purpose of promoting its retail stores or a special product or service available in the retail stores and does not request any action to purchase a product or service by mail, telephone or other electronic means.

6. Warrants. The Company will issue to QVC or its affiliates, warrants to purchase shares of the Company’s common stock in accordance with and subject to the terms attached hereto as Exhibit “C”.

7. Restrictive Covenants.

(a) Scope.

(1) Generally. Except as otherwise provided in Section 7(a)(2) hereof, neither the Company nor the Spokesperson shall, directly or indirectly, either by itself or herself for in participation with any other person or entity, Promote or endorse in the Territory (i) the Products by any means or media except as permitted by Sections 1 (c), 1 (d), 1 (h), and 3 (a) (ii) of this Agreement during the Term and/or (ii) any consumer goods or services (including, without limitation, the Products) by means of Direct Response Television during the Term and for one year thereafter. For purposes of this Agreement, “Direct Response Television” shall mean all electronic transmissions, whether now in existence or developed hereafter, through which a consumer is requested to purchase any product by mail, telephone or other electronic means, including, without limitation, televised electronic retailing programs, Infomercials and direct response commercial spots. Notwithstanding the preceding sentence, “Direct Response Television” shall not include Infomercials if QVC fails to exercise its rights under Sections l(d)(2) and 1 (d) (3) hereof.

(2) Termination of Spokesperson. Notwithstanding Section 7(a)(1) hereof, if the Spokesperson ceases to act as spokesperson hereunder in connection with the termination of her association with the Company, then the Spokesperson’s obligations pursuant to this Section 7(a) with respect to consumer goods other than the Products shall expire one year after the date of the Spokesperson’s last Appearance or one year after the termination of the Spokesperson’s association with the Company, whichever is later. The Spokesperson’s obligations pursuant to this Section 7(a) with respect to the Products shall in all cases expire one year after the expiration or termination of this Agreement, as set forth in Section 7(a)(1).

(b) Non Solicitation.

(i) QVC agrees that during the Initial Term or any Renewal Term of this Agreement, it will not solicit customers who call in via the 800 Number to purchase health and beauty products which are directly competitive to the Products hereunder during such calls.

(ii) In addition, QVC agrees that during the Term of this Agreement and any Renewal Term and for a period of one year thereafter, it will not specifically target customers appearing on Retail Customer List to purchase health and beauty products which are directly competitive to the Products hereunder.

(iii) Nothing in this Section 7 (b) shall prohibit QVC from (a) offering, promoting or taking any other actions which are not by their terms, specifically directed at only the customers appearing on the Retail Customer List as a group, (b) offers and promotions of a general nature or (c) offering or promoting products which are not directly competitive with the Products.

(c) Enforceability. In the event that any of the foregoing restrictions shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too long a period of time or over too large a geographical area or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the longest period of time for which it may be enforceable, and/or over the largest geographical area as to which it may be enforceable and/or to the maximum extent in all other aspects as to which it may be enforceable, all as determined by such court in such action. The duration of the foregoing restriction shall be tolled during any period of violation of such covenants.

8. Proprietary Rights.

(a) The Company’s Intellectual Property. Subject to the License Rights granted to QVC hereunder, the Company shall retain all right, title and interest arising under the United States Trademark Act, the United States Copyright Act and all other applicable laws, rules and regulations in and to the Products, the Trademarks, the Endorsement and the Company’s Promotional Materials (collectively, the “Company’s Intellectual Property”).

(b) QVC’s Intellectual Property. QVC shall retain all right, title and interest arising under the United States Trademark Act, the United States Copyright Act and all other applicable laws, rules and regulations in and to QVC’s Intellectual Property (being defined as the entire editorial, visual, audio, and graphic content of all advertisements and promotional materials developed by QVC in connection with its activities under this Agreement, including, without limitation, (i) the Programs, promotional announcements and the performances recorded therein, (ii) all raw footage shot in the course of producing the Programs and promotional announcements, (iii) all trademarks developed or controlled by QVC, (iv) all musical compositions included in the Programs, and (v) all packaging designs developed by QVC for the Products). The Company shall not utilize any of QVC’s Intellectual Property without the prior written consent of QVC.

9. Representations, Warranties and Covenants.

(a) The Company makes the following representations, warranties and covenants to QVC:

(i) Intellectual Property. The Company owns or otherwise controls all right, title and interest in and to the Products and the Company’s Intellectual Property and has all necessary power, licenses, clearances and other authorization to grant to QVC all of the License Rights;

(ii) No Conflict. The execution and delivery of this Agreement and the performance of its obligations hereunder, do not and  will not conflict with or result in a breach of or a default under the Company’s organizational instruments or any other agreement instrument, order, law or regulation applicable to it or by which it may be bound;

(iii) Infringement. Neither the granting of the License Rights nor the exercise thereof by QVC in accordance with the terms of this Agreement will infringe or otherwise violate the proprietary rights of any person or entity under any patent, trademark, copyright, trade secret or otherwise;

(iv) Adverse Claims. The Company (i) has not been and is not, as of the date of this Agreement, a party to any litigation enforcing or defending the Company’s rights in, to or with respect to the Products or any of the Company’s Intellectual Property, (ii) is not aware of any claims or demands made or threatened by any person or entity involving the validity of the Company’s rights in, to or with respect to the Products or any of the Company’s Intellectual Property, and (iii) is not aware of any trademarks, copyrights or other intellectual property rights owned or controlled by any third party which may infringe or be infringed by the Products or any of the Company’s Intellectual Property;

(v) Product Claims. All claims concerning the Products made by the Company are, and will be, true and correct at the time such claims are made, and supported by data which complies with applicable law; and

(vi) Place of Business. The Company’s principal place of business is 600 Townsend, Suite 329E, San Francisco, CA 94103.

(vii) No Liens. The Company is and will be the absolute owner of all the Collateral, free and clear of all liens, encumbrances and security interests, except the security interest created by this Agreement.

(b) QVC makes the following representations, warranties and covenants to Company:

(i) No Conflict. The execution and delivery of this Agreement and the performance of its obligations hereunder, do not and will not conflict with or result in a breach of or a default under QVC’s organizational instruments or any other agreement, instrument, order, law or regulation applicable to it or by which it may be bound;

10. Termination.

(a) Generally. Either party may terminate this Agreement upon not less than 30 days written notice thereof to the other party upon the material breach by the other party of any of its representations, warranties, covenants or agreements contained in this Agreement. Upon the expiration of such notice period, this Agreement shall terminate without the need for further action by either party; provided, however, that if the breach upon which such notice of termination is based shall have been fully cured to the reasonable satisfaction of the nonbreaching party within such 30-day period, then such notice of termination shall be deemed rescinded, and this Agreement shall be deemed reinstated and in full force and effect. Such right of termination shall be in addition to such other rights and remedies as the terminating party may have under applicable law.

(b) Sell-Off Period. If the Company terminates the Agreement pursuant to Section 10(a), then QVC may continue to exercise the License Rights on a nonexclusive basis for 36 months following the effective date of termination (the “Sell-Off Period”). During the Sell-Off Period, QVC may place additional orders with the Company to fulfill any actual or expected customer orders for the Products. The Company shall sell Products to QVC during this non-exclusive period at prices consistent with the prices it charged QVC during the period of exclusivity, subject to increase or decrease for actual and bona fide direct and indirect costs provided, however, that in no event shall any indirect cost increase exceed five (5%) percent in any one year period during the Sell-Off Period. Company grants to QVC the right to audit Company’s books and records related to such increase, once annually, for the purpose of allowing QVC to verify such increases, according to the terms set forth in this Section.

11. Confidentiality.

(a) Generally. All information regarding each party and its operations which is disclosed to or otherwise obtained by the other party in conjunction with the performance of this Agreement and all nonpublic information regarding the sale and promotion of Products and other goods by each party shall constitute such party’s confidential information (“Confidential Information”). Each party shall hold all Confidential Information of the other party in the strictest confidence and shall protect all such Confidential Information with the same degree of care that it exercises with respect to its own proprietary information. Without the prior written consent of the disclosing party, the receiving party shall neither disclose, divulge or otherwise disseminate any Confidential Information to any person or entity, except for its attorney and such other professionals as it may retain in order for it to perform or enforce the provisions of this Agreement.

(b) Exceptions. Notwithstanding Section 11(a) hereof, neither party shall have any obligations with respect to any Confidential Information disclosed to it hereunder which (i) is or becomes within the public domain through no act of the receiving party in breach of this Agreement, (ii) was lawfully in the possession of the receiving party without any restriction on use or disclosure prior to its disclosure hereunder, (iii) is lawfully received from another source subsequent to the date of this Agreement without any restriction on use or disclosure, (iv) is deemed in writing by the disclosing party no longer to be Confidential Information, or (v) is required to be disclosed by order of any court of competent jurisdiction or other governmental authority (provided in such latter case, however, that (i) the receiving party shall timely inform the disclosing party of all such legal or governmental proceedings so that the disclosing party may attempt by appropriate legal means to limit such disclosure, and (ii) the receiving party shall further use its best efforts to limit the disclosure and maintain confidentiality to the maximum extent possible).

12. Injunction. The parties acknowledge that any breach of the obligations under either Section 5 (b), 7 or 11 hereof may result in immediate irreparable and continuing injury to the nonbreaching party for which there is no adequate remedy at law. Accordingly, in the event of any such breach (or threatened breach), the nonbreaching party may be entitled to seek from any court of competent jurisdiction, preliminary and permanent injunctive relief, without bond, with respect to such breach. Such right shall be cumulative and in addition to any other remedies at law or in equity (including monetary damages) which the nonbreaching party may have upon any such breach.

13. Independent Contractor. Neither party nor any of its officers, employees, agents or representatives is an employee or agent of any other party for any purpose whatsoever. Rather, each party is and shall at all times remain an independent contractor.

14. Force Majeure. Neither the Company nor QVC shall be responsible for any delay or failure to perform any part of this Agreement to the extent that such delay or failure is caused by fire, flood, explosion, war, strike, labor unrest, riot, embargo, act of governmental, civil or military authority, accident, inability to obtain raw materials or supplies of Products, acts or omissions of carriers, act of God, or other such contingencies beyond its control. Notice with full details of any such event shall be given to the other party as promptly as practicable after its occurrence. The affected party shall use due diligence, where practicable, to minimize the effects of or  end any such event so as to facilitate the resumption of full performance hereunder.

15. Publicity. Except for incidental non-derogatory remarks necessitated by the services provided hereunder, the Company shall not issue any publicity or press release regarding its contractual relations with QVC or otherwise make any oral or written reference regarding its activities hereunder, without obtaining QVC’s prior written consent, and approval of the contents thereof.

16. Further Actions. The parties shall execute such additional documents and perform all such other and further acts as may be necessary or desirable to carry out the purposes and intents of this Agreement.

17. Miscellaneous.

(a) Notices. All notices, requests, instructions, consents and other communications to be given pursuant to this Agreement shall be in writing and shall be deemed received (i) on the same day if delivered in person, by same-day courier or by telegraph, telex or facsimile transmission, (ii) on the next day if delivered by overnight mail or courier, or (iii) on the date indicated on the return receipt, or if there is no such receipt, on the third calendar day (excluding Sundays) if delivered by certified or registered mail, postage prepaid, to the party for whom intended to the following addresses:

If to QVC:	If to the Company:

QVC, Inc.	Bare Escentuals
Studio Park	600 Townsend, Suite 329E
1200 Wilson Drive	San Francisco, CA 94103
West Chester, PA 19380	Attention: Leslie Blodgett, President
Attention: General Counsel	FAX: (415) 487-3409
FAX: (610) 701-1380

Each party may by written notice given to the other in accordance with this Agreement change the address to which notices to such party are to be delivered.

(b) Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, whether written or oral, between them with respect to the subject matter hereof (including, without limitation, the Prior Agreeme~~n~~t, which shall be void and of no further effect). Each party has executed this Agreement without reliance upon any promise, representation or warranty other than those expressly set forth herein.

(c) Amendment. No amendment of this Agreement shall be effective unless embodied in a written instrument executed by all of the parties.

(d) Waiver of Breach. The failure of any party hereto at any time to enforce any of the provisions of this Agreement shall not be deemed or construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any provisions hereof or the right of any party hereto to thereafter enforce each and every provision of this Agreement. No waiver of any breach of any of the provisions of this Agreement shall be effective unless set forth in a written instrument executed by the party against whom or which enforcement of such waiver is sought; and no waiver of any such breach shall be construed or deemed to be a waiver of any other or subsequent breach.

(e) Assignability. This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective heirs, representatives, successors and assigns; provided, however, except as otherwise expressly permitted hereunder, no party hereto may assign this Agreement or any rights hereunder to any person or entity without the prior written consent of the other party (which shall not be unreasonably withheld), and any attempted assignment without such consent shall be void except that QVC may assign this Agreement without such consent to any present or future subsidiary, parent or affiliate of QVC. It is understood and agreed that QVC may exercise its rights and perform its obligations hereunder, in whole or in part, by itself or through any one or more of its existing and future affiliates.

(f) Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal substantive and procedural laws of the Commonwealth of Pennsylvania without regard to conflict of laws principles. The parties consent to the personal jurisdiction and venue of the Court of Common Pleas of Chester County (Pennsylvania) and the United States District Court for the Eastern District of Pennsylvania and further consent that any process, notice of motion or other application to either such court or a judge thereof may be served outside the Commonwealth of Pennsylvania by registered or certified mail or by personal service, provided that a reasonable time for appearance is allowed.

(g) Severability. All of the provisions of this Agreement are intended to be distinct and severable. If any provision of this Agreement is or is declared to be invalid or unenforceable in any jurisdiction, it shall be ineffective in such jurisdiction only to the extent of such invalidity or  unenforceability. Such invalidity or unenforceability shall not affect either the balance of such provision, to the extent it is not invalid or unenforceable, or the remaining provisions hereof; nor render invalid or unenforceable such provision in any other jurisdiction.

(h) Survival. In addition to terms which by their nature survive termination of this Agreement, the provisions of Sections 2(a) (supply), 4(d) (indemnification), 5 (customer lists), 7 (restrictive covenants with respect to the time period set forth therein), 8 (proprietary rights), 9 (representations, warranties and covenants of the Company), 10(b) (sell-off period with respect to the time period set forth therein), 11 (confidentiality), 17(f) (governing law; jurisdiction) and 17(h) (survival) shall survive the termination of this Agreement.

(i) Heading. The headings of sections and subsections have been included for convenience only and shall not be considered in interpreting this Agreement.

(j) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same Agreement. This Agreement may be executed and delivered via electronic facsimile transmission with the same force and effect as if it were executed and delivered by the parties simultaneously in the presence of one another.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the date first written above.

QVC, INC.		DOLPHIN ACQUISITION CORP. d/b/a BARE ESCENTUALS
By:	/s/ illegible	By:	/s/ Leslie Blodgett
Title:	President	Title:	President

I, Leslie Blodgett, hereby acknowledge the terms and conditions set forth in the above Agreement, and, for good and valuable consideration, the receipt and sufficiency of which is acknowledged, and intending to be legally bound hereby, agree to be personally bound by the provisions set forth in Sections 1(a)(4), 4(a), 4(c), 4(e), 7, 11, 15 and 17 of the Agreement.

/s/ Leslie Blodgett	Date: 12/30/98
Leslie Blodgett

Exhibit A

FORM OF CONSIGNMENT ORDER

THIS CONSIGNMENT ORDER (“Order”) IS EXPRESSLY CONDITIONED ON ACCEPTANCE OF THE TERMS AND CONDITIONS HEREOF. Oral or written notice of acceptance by Consignor, preparation to perform by Consignor and/or shipment of all or any part of the merchandise specified in this Order (“Merchandise”) shall constitute acceptance by Consignor of the terms and conditions contained herein. BY ACCEPTANCE OF THIS ORDER, CONSIGNOR REPRESENTS AND AGREES AS FOLLOWS:

1. Consignor will ship to a warehouse designated by Consignee (the “Warehouse”) the Merchandise on the terms specified herein. All Merchandise shall be held on consignment at the Warehouse at Consignor’s risk. From time to time, Consignee may withdraw Merchandise from consigned stock at the Warehouse and take delivery thereof by packaging Merchandise for delivery to Consignee’s identified customers. Upon each such withdrawal, title to the Merchandise so withdrawn shall pass to Consignee at the prices and on the terms and conditions herein.

2. Consignor hereby grants to Consignee the Irrevocable right, by all means now or hereafter existing, to: (a) market, promote the sale of and sell the Merchandise; (b) Use the trademarks, trade names, service marks, patents and copyrights (collectively the “Marks”) registered, owned, licensed to or used by Consignor in connection with the Merchandise; (c) use, perform, play, synchronize and/or demonstrate, as applicable, the Merchandise, its contents, and/or any promotional, advertising or similar material supplied by Consignor for use in connection with such Merchandise (“Promotional Material”); and (d) use the names, photographs, likenesses, voices and/or biographies of any individuals performing in or otherwise associated with the production of the Merchandise as contained in the Merchandise. Its contents and/or any Promotional Material. Consignee makes no representations with regard to the number of times, if any, that Merchandise will be marketed, promoted or sold by Consignee.

3. In addition to and without prejudice to any and all other warranties, express or implied by law, Consignor represents, warrants and covenants to Consignee that; (a) Consignor possesses all licenses, permits, rights, powers and consents required to enter into and perform this Order, to sell to Consignee the Merchandise referenced herein and to grant to Consignee the rights granted herein; (b) Consignor’s performance hereunder does not violate any agreement, instrument, judgment, order or award of any court or arbitrator; (c) all Merchandise furnished hereunder, including the production, sale, packaging, labeling, safety, testing, importation and transportation thereof, and all representations, advertising, prices, and allowances, discounts or other benefits made, offered or authorized by Consignor in connection therewith, shall at all times comply with all applicable federal, state, local, industry and foreign statutes, laws, rules, regulations, orders, standards and guidelines (collectively, “Laws”); (d) where applicable, reasonable and representative tests as prescribed by Laws or governmental authorities have been performed or will be performed before shipment from Consignor to the Warehouse; (e) all Merchandise furnished hereunder shall be new, first quality merchandise and conform to all representations by Consignor, instructions, specifications, and samples, shall be free from all defects (including latent defects) in workmanship, material and design, and shall not be reworked, rebuilt or refurbished merchandise; (f) all manufacturers' warranties are effective and enforceable by both Consignee and its customers; (g) all Marks which are part of or appear in connection with the Merchandise and/or Promotional Material, and/or any component thereof, are valid and genuine, and the sale, promotion of the sale and performance of the Merchandise and/or Promotional Material, and/or any component thereof, will not infringe upon any domestic or foreign Marks, rights or privacy or publicity and/or any other third party rights, or cause Consignee to be liable to Consignor or any third party for any additional fees, costs or expenses; (h) the title of Consignor to the Merchandise is good and free and clear of all encumbrances and liens, and its transfer hereunder rightful; (i) neither the Merchandise nor any component part thereof is subject to any import quota restriction, rule or regulation preventing or forbidding this importation, use, promotion for sale or sale of the Merchandise or any component part thereof, or any duty, tariff or penalty in connection therewith, except as previously disclosed in writing by Consignor to Consignee; (j) the Merchandise and similar goods are not and have not been subject to product liability or infringement claims, except as disclosed on the face hereof; (k) Consignor shall maintain for the life of the Merchandise general liability insurance coverage on the Merchandise, including full product liability, infringement and advertising injury, in amounts no less than One Million Dollars per occurrence, unless otherwise specified on the face hereof, with carriers acceptable to Consignee, and which shall include broad form the Company’s coverage in favor of Consignee, and Consignor will promptly provide Consignee with a certificate of insurance naming Consignee as an additional insured; and (l) the same or similar merchandise is not being and will not be offered to any other Consignee or purchaser at a lesser cost or under more favorable terms than appear herein. Consignor agrees to provide Consignee with any and all documents requested or required by Consignee at any time and from time to time to support the representations, warranties and covenants herein contained.

4. Consignor hereby agrees to protect, defend, hold harmless and indemnify Consignee, its subsidiaries and affiliates, and each of their respective customers, programming and other distributors, employees, agents, officers, directors, successors and assigns, from and against any and all claims, actions, suits, costs, liabilities, damages and expenses (including, but not limited to, reasonable attorneys’ fees) based upon or resulting from; (a) any alleged or actual infringement of any Marks, rights or publicity or privacy and/or any other third party rights arising from the sale, promotion of the sale and/or performance of the Merchandise, its contents and/or the Promotional Material; (b) any alleged or actual defect in any of the Merchandise; (c) any alleged or actual injury or death to person or damage to property arising out of the furnishing, use or performance of the Merchandise; (d) breach by Consignor of any representations, warranties or convenient; and (e) any alleged or actual violation by Consignor and/or the Merchandise of any applicable Laws. In the event Consignee notifies Consignor in writing of a claim, demand, action, sale or other matter (“Claim”) to which the foregoing indemnity applies, Consignor shall provide prompt assurance of its ability to so Indemnity Consignee, to Consignee’s reasonable satisfaction, and Consignor shall commence to defend such Claim, as its sole cost and expense, within five (5) days after receiving Consignee’s written notice. If Consignor fails to provide such assurance or fails to commence such defense within such five (5)-day period, Consignee may, at its option, assume the defense or settlement of such Claim in its own name and all recoveries from such Claim shall belong to Consignee. In the latter event, which shall be in addition to any and all other rights Consignee may have at law or in equity, Consignee may elect counsel to represent it, and Consignor shall be solely responsible for the payment or reimbursement, at Consignee’s option, of counsel fees and all other fees and costs incurred in defending such Claim, for any and all damages arising thereunder, and for any and all amounts paid by Consignee in settlement thereof.

5. Time is of the essence. Consignee reserves the right to cancel this Order or any part hereof, with no liability or obligation to Consignor, in the event: (a) Consignee is notified that any Merchandise or Mark infringes or is alleged to infringe upon any third party rights; (b) Consignor breaches or is anticipated to breach this Order; (c) Merchandise conforming to specifications will not be delivered or arrive at the Warehouse on the dates and in the quantities specified on the face hereof; (d) fire, flood, windstorm, earthquake, war, strike, or any other casualty or occurrence of a similar nature substantially and adversely affects Consignee’s premises or business; or (e) any substantial change to Consignee’s business (for whatever reason) occurs.

6. Merchandise shipped or delivered to the Warehouse prior to the first permitted ship or delivery date specified on the face hereof, may, at Consignee’s option be returned to Consignor, at Consignor’s risk, and expense, and upon such return, shall be held by Consignor for Consignee until shipment or delivery on the specified date. Merchandise shipped or delivered to the Warehouse after the last permitted ship or delivery date specified on the face hereof may, at Consignee’s option, be returned to Consignor, at Consignor’s risk, and expenses, and upon such return, Consignee may cancel this Order, in whole or in part, without liability or the Merchandise may be held by Consignee or consignment hereunder. Unless otherwise stated on the face hereof, Consignor shall ship the Merchandise in one shipment. In the event of shipment or receipt of an unauthorized quantity, Consignee may, at its option, either reject or accept the entire shipment unless partial shipments are authorized on the face hereof. Additional freight charges resulting from partial shipments shall be barred by Consignor. Partial shipments shall not cause Consignor's, obligations to become severable. Unless otherwise stated on the face hereof, Consignor shall pay or reimburse Consignee, at the direction of Consignee, for all freight, packing and insurance incident to the shipment of the Merchandise, including, but not limited to, loading and unloading charges, mileage charges, taxes, tolls and other fees. Consignor agrees to follow Consignee’s Instructions with respect to shipment, routing and packaging. Consignor’s failure to comply with the terms and conditions set forth in this Section or in Consignee’s shipping regulations (including chargeback program) (“Regulations”) or in any applicable standards provided by Consignee to Consignor (“Standards”), in effect as of the date of this Order, and which are incorporated herein by reference, may, at Consignee’s option, result in the imposition of charges as set forth in such documents. Any such charges assessed may be deducted from any amounts due or which may become due to Consignor. Copies of the Regulations and the Standards are available to Consignor upon written request to Consignee.

7. Merchandise furnished hereunder which is not in compliance with this Order, the Regulations or the Standards, which is returned by any of Consignee’s customers for any reason, which fails to meet Consignee’s quality control tests, which fails to meet Consignee’s carrier’s quality, drop or other tests, or which is or may be used in conjunction with merchandise furnished and rejected (or acceptance thereof revoked) under this Order or another order, may be rejected (or acceptance thereof revoked) at Consignee’s option and returned to Consigner. All expense of unpacking, examining, repacking, storing, returning and reshipping any Merchandise rejected (or acceptance of which has been revoked) as aforesaid shall be at Consignor’s expense and risk. With respect to such returned Merchandise, Consignee shall, at its option, receive a credit or refund of all amounts paid by Consignee for such Merchandise, including, without limitation, in-bound freight charges (notwithstanding contrary Freight Terms, if any, set forth on the face hereof). In the event that Consignee shall opt to receive a refund, Consignor shall pay Consignee in immediately available funds within fifteen (15) days of Consignee’s request. In the event that Consignee shall opt to receive a credit, Consignee may apply such a credit toward any amounts due or which may become due to Consignor. Upon receipt by Consignee of returns from its customers, title and risk of loss to such returned Merchandise shall immediately revert to Consignor. Consignor agrees that Merchandise rejected or returned for any reason pursuant to the terms of this Order, whether or not such rejection is disputed by Consignor, will not be resold or otherwise distributed by Consignor unless all labels and other characteristic identifying Consignee and/or displaying any trade name or trademark of Consignee have been first removed. Authorization is granted to Consignee to return Merchandise without additional authorization, and Consignor hereby agrees to accept such returns even without Consignee’s request for return authorization labels. Merchandise returned or rejected by Consignee is not to be replaced by Consignor without the prior written approval of Consignee. Consignor acknowledges that the Consignee does not inspect each item at receipt of Merchandise and that defects, imperfections or nonconformity with any representations, warranties or covenants set forth herein may not be discovered by Consignee until Merchandise shall have been purchased by its customers and returned to Consignee. Consignee’s inspection, discovery of a branch of warranty, failure to make an inspection or failure to discover a breach of warranty shall not constitute a waiver of any of Consignee’s rights or remedies whatsoever.

8. Consignee may, at any time, elect to return to Consignor all or any portion of the Merchandise held on consignment hereunder. Consignee shall give notice to Consignor of Consignee’s election to make such return, and Consignee shall, without the requirement of any return authorization return such Merchandise of portion thereof to Consignor at Consignee’s expense and Consignor shall accept such Merchandise.

9. Consignor shall not assign this order, or any part hereof, without the prior written consent of Consignee, and any such attempted assignment shall be void at the election of Consignee. All claims for money due or to become due from Consignee shall be subject to deduction by Consignee for any set-off or counterclaim arising out of this Order or any other of Consignee’s orders or agreements with Consignor, whether such set-off or counterclaim arose before or after any assignment by Consignor.

10. Until date of purchase by Consignee, Consignor shall meet its lower prices and the lower prices of legitimate competition, or accept cancellation at Consignee’s option. Consignee, in its sole discretion, shall determine the price at which Merchandise shall be offered for sale to its customers and shall retain all handling and shipping charges collected from its customers.

11. Prior to the thirtieth (30th) day of each month, Consignee shall remit payment to Consignor for Merchandise sold and shipped by Consignee to its customers during the previous month, less the Reserve (as defined below), and adjusted for any credits, debits, customer returns, refunds, and allowances. If a percentage greater than zero is indicated in the “Payment Reserve” designation on the face hereof, then Consignee will withhold an amount equal to such percentage of the gross monthly sales (the “Reserve”) from each such monthly payment to Consignor. The amount so withheld shall be applied toward actual Consignee customer returns occurring during the succeeding calendar month. In the event that actual returns during such period exceed the Reserve deducted in the prior month, such excess amount shall, at Consignee’s option be immediately debited against Consignor’s account with Consignee or paid by Consignor to Consignee within fifteen (15) days of receipt of Consignee’s request for such payment. In the event that actual returns during such period are less than the Reserve deducted in the prior month for such returns, the balance of the Reserve remaining at the conclusion of such period shall, at Consignee’s option, be credited to Consignee’s account or paid to Consignor. Neither the arrival of the Merchandise at the Warehouse, nor payment hereunder, shall constitute acceptance of Merchandise, and such arrival or payment is without prejudice to any and all claims of Consignee against Consignor.

12. At Consignee’s request, Consignor agrees to meet with Consignee or its agents at a location determined by Consignee to reconcile Consignor and Consignee records regarding Merchandise. In the event that Consignor fails for any reason to attend such meeting, or in the event that Consignee shall not request that a meeting be held, Consignee shall submit its reconciliation report to Consignor. Any discrepancy must be reconciled within thirty (30) days from the date of the reconciliation meeting or within thirty (30) days from the date Consignor’s receipt of Consignee’s reconciliation report (whichever shall apply) and a reconciliation statement must be signed within such thirty (30) day period. Should the parties fail to sign a reconciliation statement within such period of time, Consignee’s records shall be binding on the parties.

13. For purposes of this Order, “Confidential Information” means any agreement between Consignee and Consignor, all information in whatever form transmitted relating to the past, present or future business affairs, including without limitation, the sale of Merchandise, customer lists and other customer information, research, development, operations, security, broadcasting, merchandising, marketing, distribution, financial, programming and data processing information of Consignee or another party whose information Consignee has in its possession under obligations of confidentiality, which is disclosed by Consignee, its subsidiaries, affiliates, employees, agents, officers, or directors to Consignor or which is produced or developed during the working relationship between the parties. Confidential information shall not include any information of Consignee that is lawfully required to be disclosed by Consignor to any governmental agency or is otherwise required to be disclosed by law, provided that before making such disclosure Consignor shall give Consignee an adequate opportunity to interpose an objection or take action to assure confidential handling of such information. Consignor shall not disclose any Confidential Information to any person or entity except employees of Consignor as required in the performance of their employment-related duties in connection with this Order, nor will Consignor use the Confidential information for any purpose other than those purposes expressly contemplated herein. Consignor, shall not use any information obtained from Consignee’s customers (e.g., through warranty cards or otherwise) to offer for sale to such customers any goods or services. Consignor shall not include with any Merchandise, any information that would enable Consignee’s customers to acquire, either directly or indirectly, any additional merchandise from persons other than Consignee, without first obtaining Consignee’s written consent. In the event of a breach or threatened breach of this Section by Consignor, Consignee shall be entitled to obtain from any court of competent jurisdiction, preliminary and permanent injunctive relief, including, but not limited to, temporary restraining orders, which remedy shall be cumulative and in addition any other rights and remedies to which Consignee may be entitled. Consignor agrees that Confidential Information referred to in this Section is valuable and unique and that disclosure or use thereof in breach of this Section will result in immediate irreparable injury to Consignee. Consignor shall inform those persons or entities having access or exposure to Confidential Information hereunder, of Consignor’s obligations under this Section.

14. This Order shall be governed by the laws of the Commonwealth of Pennsylvania applicable to contracts to be performed wholly therein, regardless of place of acceptance, Consignor and Consignee expressly exclude the application of the United Nations Convention on Contracts for the International Sale of Goods, if applicable. Consignor hereby consents to the exclusive jurisdiction of the state courts of the Commonwealth of Pennsylvania for the Country of Chester and the federal courts for the Eastern District of Pennsylvania in all matters arising hereunder. Consignor hereby irrevocably agrees to service of process by certified mail, return receipt requested, to its address as set forth on the face of this Order or to such other address as Consignor may deliver to Consignee in writing.

15. Consignor shall include the value of all consigned stock in any tax return of personal property required to be filed with the local taxing authority and Consignor shall pay the taxes applicable thereto.

16. No waiver by Consignee of any term, provision or condition hereof shall be deemed to constitute a waiver of any other term, provision of condition of this Order, or a waiver of the same or of any other term, provision or condition with regard to subsequent transactions or subsequent parts of the same transaction, including without limitation, subsequent shipments under this Order.

17. If any provision contained in this Order shall be determined to be unenforceable or prohibited by law, then such provision shall be void, and the remaining provisions herein shall not in any way be affected or impaired thereby.

18. Consignor shall not issue any publicity or press release regarding Consignee or Consignee’s activities hereunder without first obtaining Consignee’s prior written approval and consent to such release.

19. This Order and any other written warranties and specifications, the Regulations and Standards, and the terms, conditions and agreements herein and therein, constitute the full understanding of the parties hereto and a complete and exclusive statement of the terms of the parties’ agreement concerning the Merchandise furnished hereunder.

20. No condition, understanding or agreement purporting to modify or vary the terms of this Order shall be binding unless hereafter made in writing and duly executed by the party to be bound, and no modification shall be effected by the acknowledgement or acceptance of this Order or of invoices, shipping documents or other documents containing terms or conditions at variance with or in addition to those set forth herein.

21. Notwithstanding any legal presumption to the contrary, the covenants, conditions, representations, indemnities and warranties contained in this Order, including, but not limited to Sections 3, 4, 7 and 13 hereof, shall survive inspection, delivery, acceptance and payment, shall be binding upon Consignor and its successors and permitted assigns, and shall run in favor of Consignee and its successors and assigns.

EXHIBIT “B”

Habit

Hardgoods accessories and prop type merchandise

Books other than books using Bare Escentuals’ trademarks or marks

2 oz sizes and smaller

Custom-scenting/essential oils

Gift baskets

Effervescent Bath Balls

California Spa — being discontinued in near future

EXHIBIT “C”

(1)                Prior to January 31, 1999, the Company shall issue a Warrant (the “Signing Warrant”) to QVC to purchase 70,000 shares of Common Stock of the Company at $6.55 per share. This represents approximately 3% of the equity of the Company. The number of shares issuable upon exercise of the Signing Warrant shall automatically be reduced by 17,500 shares if and at each time QVC does not achieve Net Sales of the Company’s products of at least the following amounts: $10 million in 1999, $12.5 million in 2000, $14.4 million in 2001 and $16.5 million in 2002.

(2)                The Company shall issue additional Warrants (the “Performance Warrants”) to purchase the following number of shares of Common Stock upon achievement of cumulative sales during the Term from the Company to QVC of the following amounts: 23,000 shares if sales to QVC reach $6 million, 23,000 shares if sales to QVC reach $12 million and 23,000 shares if sales to QVC reach $18 million. The exercise price of the Performance Warrants shall equal the market value of the Common Stock on the date the foregoing sales targets are achieved, as determined in good faith by the Company’s Board of Directors.

(3)                The Signing Warrant and Performance Warrants shall be subject to the following terms and conditions: (i) termination upon December 31, 2003 (i.e., warrants survive IPO or sale), (ii) customary antidilution adjustments, and (iii) net exercise provisions at QVC’s option.

(4)                The Warrant shall contain such other terms, conditions and representations and warranties which are customary for such certificates including, without limitation, piggyback registration rights.

(5)                Sales targets are not representations, warranties or guaranties as to the amount of sales QVC may achieve hereunder.